Exhibit 4.07

NOTICE OF STOCK BONUS AWARD

BIOPHARMX CORPORATION

2016 EQUITY INCENTIVE PLAN

GRANT NUMBER:

Unless otherwise defined herein, the terms defined in the BioPharmX Corporation (the “Company”) 2016 Equity Incentive Plan (the “Plan”) shall have the same meanings in this Notice of Stock Bonus Award (this “Notice”) and the attached Stock Bonus Award Agreement (the “Agreement”). You have been granted an award of Shares (the “Stock Bonus Award”) under the Plan subject to the terms and conditions of the Plan, this Notice and the Agreement.

Name:

Address:

Number of Shares:

Date of Grant:

Vesting Commencement Date:

Vesting Schedule:                                                                                                                                             Subject to the limitations set forth in this Notice, the Plan and the Agreement, [INSERT VESTING SCHEDULE]

By accepting the Stock Bonus Award, you and the Company agree that the Stock Bonus Award is granted under and governed by the terms and conditions of the Plan, this Notice and the Agreement.  By accepting the Stock Bonus Award, you consent to electronic delivery as set forth in the Agreement.

PARTICIPANT:	BIOPHARMX CORPORATION:

Signature:	By:

Print Name:	Name:

Its:

STOCK BONUS AWARD AGREEMENT

BIOPHARMX CORPORATION

2016 EQUITY INCENTIVE PLAN

You have been granted an award of Shares (the “Stock Bonus Award”) by BioPharmX Corporation (the “Company”) under the Company’s 2016 Equity Incentive Plan (the “Plan”), subject to the terms, restrictions and conditions of the Plan, the Notice of Stock Bonus Award (the “Notice”) and this Stock Bonus Award Agreement (this “Agreement”).

1.                                      Issuance.  Your Stock Bonus Award shall be issued in Shares and the Company’s transfer agent shall record ownership of such Shares in your name as soon as reasonably practicable.

2.                                      No Stockholder Rights.  Unless and until you are recorded as the holder of such Shares on the stock records of the Company and its transfer agent, you shall have no right to dividends or to vote Shares.

3.                                      Termination.  If your Service terminates for any reason, all Unvested Shares shall immediately be forfeited to the Company, and all rights you have to such Unvested Shares shall immediately terminate.  In case of any dispute as to whether a termination of Service has occurred, the Committee shall have sole discretion to determine whether such termination has occurred and the effective date of such termination.

4.                                      Non-Transferability of Stock Bonus Award.  Unvested Shares subject to your Stock Bonus Award shall not be sold, assigned, transferred, pledged, hypothecated, or otherwise disposed of by you or any person whose interest derives from your interest.  “Unvested Shares” are Shares that have not yet vested pursuant to the terms of the Vesting Schedule set forth in the Notice.

5.                                      Tax Consequences. YOU SHOULD CONSULT A TAX ADVISER IN THE JURISDICTION IN WHICH YOU ARE SUBJECT TO TAX BEFORE ACQUIRING THE SHARES.  Shares shall not be issued under this Agreement unless you make arrangements acceptable to the Company to pay any withholding taxes that may be due as a result of the acquisition or vesting of Shares.

6.                                      Withholding Taxes and Stock Withholding.  Regardless of any action the Company or your actual employer (the “Employer”) takes with respect to any or all income tax, social insurance, payroll tax, payment on account or other tax-related withholding (“Tax-Related Items”), you acknowledge that the ultimate liability for all Tax-Related Items legally due by you is and remains your responsibility and that the Company and/or the Employer (1) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Stock Bonus Award, including the Stock Bonus Award or vesting of Shares acquired pursuant to the Stock Bonus Award, the subsequent sale of Shares acquired pursuant to this Stock Bonus Award and the receipt of any dividends and (2) do not commit to structure the terms of the award to reduce or eliminate your liability for Tax-Related Items. You acknowledge that if you are subject to Tax-Related Items in more than one jurisdiction, the Company and/or the Employer may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

The Company will only recognize you as a record holder of Shares if you have paid or made adequate arrangements satisfactory to the Company and/or the Employer to satisfy all withholding and payment on account obligations of the Company and/or the Employer. In this regard, you authorize the Company and/or the Employer to withhold all applicable Tax-Related Items legally payable by you from your wages or other cash compensation paid to you by the Company and/or the Employer.  With the Company’s consent, these arrangements may also include, if permissible under local law, (a) withholding Shares that otherwise would be released when they vest, provided that the Company only withholds the amount of Shares necessary to satisfy the minimum statutory withholding amount, (b) having the Company withhold taxes from the proceeds of the sale of the Shares, either through a voluntary sale or through a mandatory sale arranged by the Company (on your behalf and you hereby authorize such sales by this authorization), (c) your payment by cash, cheque, wire transfer, bank draft or money order payable to the Company, or (d) any other arrangement approved by the Company; all under such rules as may be established by the Committee and in compliance with the Company’s Insider Trading Policy and 10b5-1 Trading Plan Policy, if applicable; provided however, that if you are a Section 16 officer of the Company under the Exchange Act, then the Committee (as constituted in accordance with Rule 16b-3 under the Exchange Act) shall establish the method of withholding from alternatives (a)-(d) above, and the Committee shall establish the method prior to the Tax-Related Items withholding event.  The Fair Market Value of these Shares, determined as of the effective date when taxes otherwise would have been withheld in cash, will be applied as a credit against the withholding taxes.

Depending on the withholding method, the Company may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding rates or other applicable withholding rates, including maximum applicable rates, in which case you will receive a refund of any over-withheld amount in cash and will have no entitlement to the Shares equivalent. If the obligation for Tax-Related Items is satisfied by withholding in Shares, for tax purposes, you are deemed to have been issued the full number of Shares subject to the vested Stock Bonus Award, notwithstanding that a number of the Shares are held back solely for the purpose of paying the Tax-Related Items.

You shall pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold as a result of your participation in the Plan or your purchase of Shares that cannot be satisfied by the means previously described.  Finally, you acknowledge that the Company has no obligation to deliver Shares to you until you have satisfied the obligations in connection with the Tax-Related Items as described in this Section.

7.                                      Acknowledgement.  The Company and you agree that the Stock Bonus Award is granted under and governed by the Notice, this Agreement and the provisions of the Plan (incorporated herein by reference).  You: (i) acknowledge receipt of a copy of the Plan and the Plan prospectus, (ii) represent that you have carefully read and are familiar with their provisions, and (iii) hereby accept the Stock Bonus Award subject to all of the terms and conditions set forth herein and those set forth in the Plan and the Notice. You hereby agree to accept as binding, conclusive and final all decisions or interpretations of the Committee upon any questions relating to the Plan, the Notice and this Agreement.

8.                                      Consent to Electronic Delivery of All Plan Documents and Disclosures.  By your acceptance of this Stock Bonus Award, you consent to the electronic delivery of the Notice, this Agreement, the Plan, account statements, Plan prospectuses required by the Securities and Exchange Commission, U.S. financial reports of the Company, and all other documents that the Company is required to deliver to its security holders (including, without limitation, annual reports and proxy statements) or other communications or information related to the Stock Bonus Award. Electronic delivery may include the delivery of a link to a Company intranet or the internet site of a third party involved in administering the Plan, the delivery of the document via e-mail or such other delivery determined at the Company’s discretion. You acknowledge that you may receive from the Company a paper copy of any documents delivered electronically at no cost if you contact the Company by telephone, through a postal service or electronic mail at [insert email].  You further acknowledge that you will be provided with a paper copy of any documents delivered electronically if electronic delivery fails; similarly, you understand that you must provide on request to the Company or any designated third party a paper copy of any documents delivered electronically if electronic delivery fails. Also, you understand that your consent may be revoked or changed, including any change in the electronic mail address to which documents are delivered (if you have provided an electronic mail address), at any time by notifying the Company of such revised or revoked consent by telephone, postal service or electronic mail at [insert email]. Finally, you understand that you are not required to consent to electronic delivery.

8.                                      Compliance with Laws and Regulations.  The issuance of Shares will be subject to and conditioned upon compliance by the Company and you with all applicable state, federal and foreign laws and regulations and with all applicable requirements of any stock exchange or automated quotation system on which the Company’s common stock (“Common Stock”) may be listed or quoted at the time of such issuance or transfer, which compliance the Company shall, in its absolute discretion, deem necessary or advisable.  You understand that the Company is under no obligation to register or qualify the Common Stock with any state, federal or foreign securities commission or to seek approval or clearance from any governmental authority for the issuance or sale of the Shares.  Further, you agree that the Company shall have unilateral authority to amend the Plan and this Agreement without your consent to the extent necessary to comply with securities or other laws applicable to issuance of Shares.  Finally, the Shares issued pursuant to this Agreement shall be endorsed with appropriate legends, if any, determined by the Company.

9.                                      Governing Law; Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this Agreement, (ii) the balance of this Agreement shall be interpreted as if such provision were so excluded and (iii) the balance of this Agreement shall be enforceable in accordance with its terms. This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of law.  For purposes of litigating any dispute that may arise directly or indirectly from the Plan, the Notice or this Agreement, the parties hereby submit and consent to litigation in the exclusive jurisdiction of the State of California and agree that any such litigation shall be conducted only in the courts of California in Santa Clara County or the federal courts of the United States for the Northern District of California and no other courts.

10.                               No Advice Regarding Grant.  The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding your participation in the Plan, or your acquisition or sale of the underlying Shares.  You are hereby advised to consult with your own personal tax, legal and financial advisors regarding your participation in the Plan before taking any action related to the Plan.

11.                               No Rights as Employee, Director or Consultant.  You understand that your employment or consulting relationship with the Company is for an unspecified duration, can be terminated at any time (i.e., is “at-will”), and that nothing in this Agreement changes the at-will nature of that relationship.  Nothing in this Agreement shall affect in any manner whatsoever the right or power of the Company, or a Parent, Subsidiary or Affiliate of the Company, to terminate your Service, for any reason, with or without Cause.

12.                               Imposition of Other Requirements.  The Company reserves the right to impose other requirements on your participation in the Plan, on the Stock Bonus Award and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require you to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

13.                               Award Subject to Company Clawback or Recoupment.  To the extent permitted by applicable law, the Stock Bonus Award shall be subject to clawback or recoupment pursuant to any compensation clawback or recoupment policy adopted by the Board or required by law during the term of your employment or other Service that is applicable to you. In addition to any other remedies available under such policy, applicable law may require the cancellation of your Stock Bonus Award (whether vested or unvested) and the recoupment of any gains realized with respect to your Stock Bonus Award.

14.                               Entire Agreement; Enforcement of Rights.  This Agreement, the Plan and the Notice constitute the entire agreement and understanding of the parties relating to the subject matter herein and supersede all prior discussions between them. Any prior agreements, commitments or negotiations concerning the purchase of the Shares hereunder are superseded. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, shall be effective unless in writing and signed by the parties to this Agreement. The failure by either party to enforce any rights under this Agreement shall not be construed as a waiver of any rights of such party.

BY ACCEPTING THE STOCK BONUS AWARD, YOU AGREE TO ALL OF THE TERMS AND CONDITIONS DESCRIBED ABOVE AND IN THE PLAN.